EXHIBIT 99.3

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS: 916-403-2755 866-508-4969 InvestorRelations@pacificethanol.net	MEDIA CONTACT: Paul Koehler, Pacific Ethanol, Inc. 503-235-8241 paulk@pacificethanol.net

ETHANOL PRODUCTION SUBSIDIARIES FILE
AMENDED PLAN OF REORGANIZATION

•	Provides terms for Pacific Ethanol to purchase equity interest in reorganized company
•	Reduces total debt of reorganized company

Sacramento, CA, April 19, 2010 – Pacific Ethanol, Inc. (the “Company”) (NASDAQ GM: PEIX), announced that on April 16, 2010, its wholly-owned subsidiary, Pacific Ethanol Holding Co. LLC (“PEH”), together with PEH’s four wholly-owned ethanol production facilities (“Plant Subsidiaries”), filed an Amended Plan of Reorganization (“Amended Plan”) and related draft Disclosure Statement with the U.S. Bankruptcy Court in Delaware (the “Court”) in continued cooperation with its lenders.

As previously announced, under the original Plan of Reorganization, filed on March 26, 2010 (“Original Plan”), the ownership of the Plant Subsidiaries will be transferred to a newly formed holding company (“New PEH”). The Amended Plan now includes terms under which the lenders may grant the Company an option to purchase up to 25% of the total ownership interests in New PEH for up to $30 million in cash. The option would be exercisable until 90 days following the Court’s confirmation of the Amended Plan. The Company still expects PEH and the Plant Subsidiaries to emerge from bankruptcy near the end of the second quarter of this year.

Under the Amended Plan, the New PEH term debt will be reduced by $67 million to $50 million. In addition to the term debt, the Amended Plan continues to provide working capital of up to $15 million, which may be increased up to $35 million as provided in the Original Plan.

Neil Koehler, Pacific Ethanol’s CEO and President said, “We believe the Amended Plan is a significant improvement over the original one. Under this plan the Plant Subsidiaries would emerge with an even lower level of debt while providing sufficient liquidity to support existing operations and resume production at the Madera and Stockton, California facilities. The opportunity to continue as an owner of the production facilities supports our strategy of being the leading producer and marketer of low carbon renewable fuels in the Western United States as the market for our products and services continues to expand.”

The Company and its subsidiaries, other than PEH and the Plant Subsidiaries, have not filed for protection under the U.S. Bankruptcy Code. As a result, their ownership structure, particularly as it relates to ownership of the Company by its common and preferred stockholders, will not change under the terms of the Amended Plan. Upon confirmation of the Amended Plan, the Company’s balance sheet will reflect the disposition of the Plant Subsidiaries’ assets and cancellation of their related secured debt of approximately $293.5 million.

Under the terms of the Amended Plan, the Company will continue to staff, manage and operate the four ethanol production facilities held by the Plant Subsidiaries for a negotiated fee and profit-sharing arrangement. In addition, the Company, through its other subsidiaries not in bankruptcy, will continue marketing ethanol for third parties as well as the ethanol and related feed products produced by the four facilities.

Details of the Amended Plan and Disclosure Statement are set forth in a Current Report on Form 8-K filed with the Securities and Exchange Commission today.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes on the Amended Plan. The information contained in the proposed Disclosure Statement should not be relied upon for any purpose until a determination by the Court is made that the proposed Disclosure Statement contains adequate information, as required by the U.S. Bankruptcy Code.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the status and progress of the Amended Plan; the possibility that certain of the lenders may grant to Pacific Ethanol  an option to purchase an ownership interest in New PEH; the ability of Pacific Ethanol to exercise any or all of the options granted to it by any of the lenders; Pacific Ethanol’s belief that under the Amended Plan, New PEH will have sufficient liquidity to resume production at the Madera and Stockton, California facilities; the projected future economic and financial performance of Pacific Ethanol, PEH and the Plant Subsidiaries; and the ability of Pacific Ethanol, PEH and the Plant Subsidiaries to continue as the leading producer and marketer of low carbon renewable fuels in the Western United States are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol (including the future results of PEH and the Plant Subsidiaries) could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of PEH and the Plant Subsidiaries to obtain approval of the Disclosure Statement by the Court; the ability of PEH and the Plant Subsidiaries to obtain requisite approval of the Amended Plan by their creditors; the ability of PEH and the Plant Subsidiaries to obtain confirmation of the Amended Plan by the Court and thereafter consummating the Amended Plan; the determination by any of the lenders to grant to Pacific Ethanol options to purchase ownership interests in New PEH; to the extent any of the lenders grants to Pacific Ethanol options, the ability of Pacific Ethanol to raise sufficient capital to exercise any such options; the ability of PEH and the Plant Subsidiaries to continue to remain in compliance with the terms of any debtor-in-possession financing and to maintain adequate liquidity to fund operations for the duration of bankruptcy; the ability of Pacific Ethanol and Kinergy Marketing to remain in compliance with the terms of the Wachovia credit facility; the ability of Pacific Ethanol to obtain additional debt or equity financing, or both, including additional working capital financing, and the ability of Pacific Ethanol to reschedule or restructure its indebtedness; the price of ethanol relative to the price of corn and other production inputs; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.

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